Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-285516 on Form N-2 of our report dated February 25, 2025, relating to the financial statements and financial highlights of BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 22, 2025